Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 16, 2018 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.074791 per unit, payable on March 28, 2018, to unitholders of record on February 28, 2018. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.074791 per unit is higher than the $0.053238 per unit distributed last quarter. As compared to the previous quarter, the volumes of both oil and natural gas produced and included in the current distribution have decreased, while the prices for oil and natural gas produced and included in the current distribution have increased. This distribution is higher than the $0.045774 per unit distributed in the comparable quarter in 2017. As compared to the comparable quarter in 2017, the price of both oil and natural gas have increased while the volume of both oil and natural gas produced and included in the current distribution have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

*    *    *

Contact:	Ron E. Hooper
SVP, Royalty Trust Services Southwest Bank, Trustee Toll Free – 1.855.588-7839